Exhibit 10.1

NORTHERN TRUST CORPORATION 2012 STOCK PLAN

The Northern Trust Corporation 2012 Stock Plan (the “2012 Plan”) was adopted on February 13, 2012 and became effective as of April 17, 2012 (the “Effective Date”).

1.	Purpose. The purpose of the Plan is to promote the growth and profitability of the Corporation and its Subsidiaries by (a) encouraging outstanding individuals to accept or continue employment with the Corporation and its Subsidiaries or to serve as Directors of the Corporation, (b) providing those persons with incentive compensation opportunities in the form of Stock Options and other Awards based on the value or increase in the value of shares of Common Stock of the Corporation, thereby aligning their interests with those of the Corporation’s stockholders, and (c) furthering the Corporation’s risk mitigation strategy by enabling the Corporation to provide incentive compensation that appropriately balances risk and reward.

2.	Administration.

(a)	The Committee shall administer the Plan, except as otherwise determined by the Board. The Committee shall consist of at least two (2) Directors as the Board may designate from time to time. Notwithstanding anything to the contrary contained herein, membership of the Committee shall be limited to Board members who meet the “non–employee director” definition in Rule 16b-3 under Section 16 of the Exchange Act and the “outside director” definition under Section 162(m) of the Code and the regulations thereunder.

(b)	The Committee shall have full power and authority to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement entered into under the Plan, and to make all other determinations that may be necessary or desirable for the administration of the Plan. Any interpretation of the Plan by the Committee shall be final and binding on all persons.

(c)	The Committee may delegate the administration of the Plan, in whole or in part, on such terms and conditions as it may impose, to such other person or persons as it may determine in its discretion, except with respect to Awards to officers subject to Section 16 of the Exchange Act or officers who are or may be Covered Employees and except to the extent prohibited by applicable law or the applicable rules of a stock exchange.

3.	Participants.

(a)	Participants shall consist of Directors and Employees whom the Committee may designate from time to time to receive Awards under the Plan. Awards may be granted to Participants who are or were previously Participants under this or other plans of the Corporation or any Subsidiary, and the Corporation may continue to award bonuses and other compensation to Participants under other programs now in existence or hereafter established.

(b)

The Committee shall have the authority (i) to amend the Plan or the terms and conditions relating to an Award to the extent necessary or appropriate to comply with applicable law, regulation or accounting rules in order to permit Employees and Directors who are located outside of the United States to participate in the Plan; and (ii) to amend the terms and conditions relating to an Award in all respects, provided that such amendment shall not adversely affect the rights of any Participant under any outstanding Award in any material way without the written consent of the Participant unless such amendment is necessary to comply with applicable law or to cause the Award to meet the requirements of Code Section 409A.

4.	Awards.

(a)	The following types of Awards may be granted under the Plan, either alone or in combination with other Awards: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Stock Awards, (iv) Stock Units, and (v) Performance Shares.

(b)	The Committee may, in its discretion, provide that any Award granted under the Plan shall be subject to the attainment of performance goals in order to qualify such Award as “performance-based compensation” within the meaning of Section 162(m) of the Code. Performance goals may be based on one or more business criteria, including, but not limited to: (i) return on equity, (ii) earnings or earnings per share, (iii) Common Stock price, (iv) return on assets, (v) return on investment, (vi) net income, (vii) expense management, (viii) credit quality, (ix) revenue growth, (x) operating leverage, or (xi) regulatory capital ratio. Corporate performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. In addition, corporate performance goals may be adjusted for any events or occurrences (including extraordinary charges, losses from discontinued operations, restatements and accounting charges, and other unplanned special charges such as restructuring expenses, acquisition expenses and strategic loan loss provisions) as may be determined by the Committee and specified in the terms of the Award. Corporate performance goals may be particular to one or more business units, lines of business or Subsidiaries or may be based on the performance of the Corporation as a whole. The corporate performance goals and the performance targets established thereunder by the Committee may be identical for all Participants for a given performance period or, at the discretion of the Committee, may differ among such Participants.

5.	Shares Issuable Under the Plan.

(a)	The shares of Common Stock for which Awards may be granted under the Plan shall be shares currently authorized but unissued or, to the extent permitted by applicable law, currently held or acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. Subject to the provisions of this Section 5, and to adjustment in accordance with Section 11, the maximum number of shares of Common Stock that may be delivered to Participants under the Plan shall be equal to the sum of: (i) 30,000,000 shares of Common Stock; and (ii) any shares of Common Stock that are represented by awards granted under the Amended and Restated Northern Trust Corporation 2002 Plan (the “Prior Plan”), that are forfeited, expire or are canceled after the Effective Date without delivery of such shares of Common Stock or which result in the forfeiture of such shares of Common Stock back to the Corporation to the extent that such shares would have been added back to the reserve under the terms of the Prior Plan.

(b)	To the extent any shares of Common Stock covered by an Award are not delivered to a Participant because the Award is terminated, expires, or is forfeited or canceled, or if shares are issued under an Award and thereafter reacquired by the Corporation pursuant to rights reserved by the Corporation upon issuance thereof, such shares shall not be deemed to have been delivered for purposes of subsection (a).

(c)	Each share delivered pursuant to a Stock Option or Stock Appreciation Right shall reduce the number of shares available for grant under subsection (a), by one share. Each share delivered pursuant to a Stock Unit or Stock Award (including a Stock Unit or Stock Award structured as a Performance Share) shall reduce the number of shares available for grant under subsection (a) by 2.11 shares. To the extent that a share of Common Stock that was subject to an Award that was counted as 2.11 shares is returned to the Plan, the share reserve described in subsection (a) shall be credited with 2.11 shares. To the extent that a share that was subject to an Award under the Prior Plan, or that was subject to an Award under the Plan that was counted as one share is returned to the Plan, the share reserve described in subsection (a) shall be credited with one share. Notwithstanding the foregoing, for purposes of subsection (d), each share delivered pursuant to an Award will be counted as one share against the limits described therein.

(d)	Subject to Section 11, the following additional maximums are imposed under the Plan:

(i)	The maximum number of shares of Common Stock that may be delivered to Participants and their beneficiaries with respect to ISOs granted under the Plan shall be 22,000,000 shares.

(ii)	The maximum number of shares that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Sections 6 and 7 (relating to Stock Options and Stock Appreciation Rights) shall be 500,000 shares. For purposes of this subsection (ii), if an Option is in tandem with a Stock Appreciation Right, such that the exercise of the Stock Option or Stock Appreciation Right with respect to a share of Common Stock cancels the tandem Stock Appreciation Right or Stock Option right, respectively, with respect to such share, the tandem Stock Option and Stock Appreciation Right with respect to each share of Common Stock shall be counted as covering but one share of Common Stock for purposes of applying the limitations of this subsection (ii).

(iii)	For Stock Units and Stock Awards that are Performance Shares intended to be “performance-based compensation” within the meaning of Code Section 162(m), no more than 150,000 shares of Common Stock may be delivered pursuant to such Awards granted to any one Participant during any one-calendar year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting).

(e)

In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Subject to subsection (f) (relating to repricing), Awards may be granted as alternatives to or in replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Common Stock that may be delivered under the Plan, the Committee may use available shares of Common Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plan or arrangement of the Company or a Subsidiary, including without limitation the Northern Trust Corporation Long Term Cash Incentive Plan, and plans and arrangements of the Company or a Subsidiary that are assumed in business combinations. The limit under subsection (a) as well as the limits of subsection (d), shall not apply to Awards granted pursuant to this subsection (e), in replacement of awards granted under plans or arrangements of the Company or a Subsidiary that are assumed in business combinations. The provisions of this subsection (e) shall be subject to the provisions of Section 14.

(f)	Except for either adjustments pursuant to Section 11 (relating to the adjustment of shares), or reductions of the exercise price approved by the Company’s stockholders, the exercise price for any outstanding Stock Option or Stock Appreciation Right may not be decreased after the date of grant nor may an outstanding Stock Option or Stock Appreciation Right granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Stock Option or Stock Appreciation Right with a lower exercise price, nor may any outstanding Stock Option or Stock Appreciation Right be cancelled in exchange for cash, other Awards, or a Stock Option or Stock Appreciation Right with a lower exercise price substituted therefor.

6.	Stock Options. The Committee may, in its discretion, grant Stock Options under the Plan to any Participant hereunder. Each Stock Option granted hereunder shall be subject to such terms and conditions as the Committee may determine at the time of grant, the general provisions of the Plan, the terms and conditions of the applicable Stock Option Agreement, and the following specific rules:

(a)	Stock Options granted to a Participant under the Plan shall be governed by a Stock Option Agreement, which shall specify whether such option is a nonqualified stock option or an incentive stock option, and such other terms and conditions, not inconsistent with the terms and conditions of the Plan, as the Committee shall determine.

(b)	Stock Options shall consist of options to purchase Common Stock at exercise prices not less than 100% of the Fair Market Value thereof on the date the Stock Options are granted.

(c)	Stock Options shall be exercisable for such period as specified by the Committee, but in no event may a Stock Option be exercisable for a period of more than ten years after its date of grant.

(d)

In addition to the general terms and conditions set forth in this Section 6 in respect of Stock Options granted under the Plan, Incentive Stock Options granted under the Plan shall be subject to the following additional terms and conditions: (i) the exercise price of each Incentive Stock Option shall be at least 100% of the Fair Market Value of the Common Stock subject to such Incentive Stock Option on the date of grant; (ii) Incentive Stock Options shall be exercisable not later than ten years after the date of grant; (iii) in the case of an Incentive Stock Option granted to a Participant who, at the time of grant, owns (as determined under Section 424(d) of the Code) stock of the Corporation or its Subsidiaries possessing more than 10% of the total combined voting power of all classes of stock of any such corporation, the exercise price shall be at least 110% of the Fair Market Value of the Common Stock subject to the Incentive Stock Option at the time it is granted, and the

Incentive Stock Option, by its terms, shall not be exercisable after the expiration of five (5) years from the date of its grant; and (iv) the aggregate Fair Market Value (determined with respect to each Incentive Stock Option as of the time such Incentive Stock Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all Incentive Stock Option plans of the Corporation and its Subsidiaries) shall not exceed $100,000.

(e)	Stock Options may provide that they may be exercised by payment of the exercise price (i) in cash, (ii) by the Corporation’s withholding a portion of the shares of Common Stock otherwise distributable to the Participant, (iii) by the Participant’s actual delivery of previously acquired shares of Common Stock that are acceptable to the Committee, (iv) by certification of ownership by attestation of such previously acquired shares, (v) by delivery of a properly executed notice of exercise, together with irrevocable instructions to a broker or similar third party to deliver promptly to the Corporation the amount of sale proceeds from the sale of the option shares to pay the exercise price and any withholding taxes due to the Corporation, or (vi) by any other method of payment as the Committee, in its discretion, deems appropriate. In the event that the exercise price of a Stock Option is paid in whole or in part by the withholding or delivery of shares of Common Stock pursuant to clause (ii), (iii) or (iv) above, the number of shares so withheld or delivered shall be the number of shares having an aggregate Fair Market Value equal to the exercise price, or portion thereof, so paid.

(f)	If in accordance with the terms and conditions of the Plan and the applicable Award, a Participant delivers shares of Common Stock to pay all or a part of the exercise price of a Stock Option, or uses shares of Common Stock to satisfy any federal, state or local tax withholding requirements, the Participant may receive, at the discretion of the Committee, an additional Stock Option (“Replacement Option”) equal to the sum of the number of shares delivered in payment of the exercise price and the number of shares used to pay withholding taxes. A Replacement Option shall have a term that shall not extend beyond the term of the Stock Option to which it relates and shall have an exercise price equal to the Fair Market Value of the Common Stock on the grant date of the Replacement Option. Replacement Options may be subject to such other terms and conditions, not inconsistent with the terms and conditions of the Plan, as the Committee shall determine. Replacement Options may be granted in connection with the exercise of Stock Options granted under this Plan or any other plan of the Corporation.

(g)	The Committee may prescribe such other terms and conditions applicable to Stock Options granted to a Participant under the Plan that are neither inconsistent with nor prohibited by the Plan or any Stock Option Agreement.

7.	Stock Appreciation Rights. The Committee may, in its discretion, grant a Stock Appreciation Right under the Plan to the holder of any Stock Option granted hereunder. Each Stock Appreciation Right granted hereunder shall be subject to such terms and conditions as the Committee may determine at the time of grant, the general provisions of the Plan, the terms and conditions of the applicable Stock Appreciation Right Agreement, and the following specific rules:

(a)	Stock Appreciation Rights granted to a Participant under the Plan shall be governed by a Stock Appreciation Right Agreement, which shall specify such terms and conditions, not inconsistent with the terms and conditions of the Plan, as the Committee shall determine.

(b)	A Stock Appreciation Right shall be granted in connection with a Stock Option at the time of the grant of the Stock Option or at any time thereafter up to six months prior to the expiration of the Stock Option.

(c)	Each Stock Appreciation Right shall entitle the holder to elect to receive, in lieu of exercising the Stock Option to which it relates, an amount (payable in cash or in shares of Common Stock of the Corporation, or a combination thereof, determined by the Committee and set forth in the related Stock Appreciation Right Agreement) of up to 100% (or such lesser percentage as determined by the Committee and set forth in the related Stock Appreciation Right Agreement) of the excess of (i) the Fair Market Value per share of Common Stock on the date of exercise of such Stock Appreciation Right, multiplied by the number of shares of the Common Stock with respect to which the Stock Appreciation Right is being exercised, over (ii) the aggregate exercise price under the terms of the related Stock Option for such number of shares; provided that the amount described in clause (ii) shall in no event be less than 100% of the aggregate Fair Market Value of such number of shares on the date the Stock Appreciation Right is granted.

(d)	Each Stock Appreciation Right shall be exercisable at the time and to the extent that the Stock Option to which it relates is exercisable, provided that no Stock Appreciation Right shall be exercisable during the first six months following the date of its grant.

(e)	Upon exercise of a Stock Appreciation Right, the Stock Option (or portion thereof) with respect to which such Stock Appreciation Right is exercised and any other Stock Appreciation Rights with respect to such Stock Option (or portion thereof) shall be surrendered to the Corporation and shall not thereafter be exercisable.

(f)	Exercise of a Stock Appreciation Right shall reduce the number of shares of Common Stock purchasable pursuant to the related Stock Option and available under the Plan to the extent of the total number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised.

(g)	The Committee may prescribe such other terms and conditions applicable to Stock Appreciation Rights granted to a Participant under the Plan that are neither inconsistent with nor prohibited by the Plan or any Stock Appreciation Right Agreement.

8.	Performance Shares. Pursuant to Section 4(b), the Committee may, in its discretion, provide that any Stock Unit or Stock Award granted under the Plan is subject to the attainment of performance goals described in Section 4(b) in order to qualify such Award as “performance-based compensation” within the meaning of Section 162(m) of the Code. Stock Units and Stock Awards that are subject to the attainment of such performance goals are referred to as Performance Shares. The Committee may, in its discretion, grant Performance Shares under the Plan to any Participant hereunder. Each Performance Share granted hereunder shall be subject to such terms and conditions as the Committee may determine at the time of grant, the general provisions of the Plan, the terms and conditions of the related Performance Share Agreement, and the following specific rules:

(a)	Performance Shares granted to a Participant under the Plan shall be governed by a Performance Share Agreement, which shall specify such terms and conditions, not inconsistent with the terms and conditions of the Plan, as the Committee shall determine.

(b)	With respect to each performance period, the Committee shall establish such performance goals relating to one or more of the business criteria identified in Section 4(b) of the Plan.

(c)	With respect to each performance period, the Committee shall establish targets for Participants for achievement of performance goals. No later than two and one-half months following the calendar year in which a performance period ends, the Committee shall determine the extent to which performance goals for that performance period have been achieved and shall credit as of the end of such performance period Performance Shares to the accounts of Participants for whom targets were established, in accordance with the terms of the applicable Performance Share Agreements.

(d)	The Committee may prescribe such other terms and conditions applicable to Performance Shares granted to a Participant under the Plan that are neither inconsistent with nor prohibited by the Plan or any Performance Share Agreement.

(e)	Pursuant to the provisions of Sections 9 and 10, the Committee may also issue Stock Awards and Stock Units that are subject to such performance criteria as the Committee shall designate, but that do not meet the requirements applicable to Performance Shares and do not constitute performance-based compensation for purposes of Code Section 162(m).

9.	Stock Awards. The Committee may, in its discretion, grant, or sell for such amount of cash, Common Stock or such other consideration as the Committee deems appropriate (which amount may be less than the Fair Market Value of the Common Stock on the date of grant or sale), shares of Common Stock under the Plan to any Participant hereunder. Each share of Common Stock granted or sold hereunder shall be subject to such restrictions, conditions and other terms as the Committee may determine at the time of grant or sale, the general provisions of the Plan, the restrictions, terms and conditions of the related Stock Award Agreement, and the following specific rules:

(a)	Shares of Common Stock issued to a Participant under the Plan shall be governed by a Stock Award Agreement, which shall specify whether the shares of Common Stock are granted or sold to the Participant and such other provisions, not inconsistent with the terms and conditions of the Plan, as the Committee shall determine.

(b)	The Corporation shall issue, in the name of the Participant, stock certificates representing the total number of shares of Common Stock granted or sold to the Participant, as soon as may be reasonably practicable after such grant or sale, which shall be held by the Secretary of the Corporation as provided in subsection (e) hereof.

(c)	Subject to the provisions of subsection (b) hereof, and the restrictions set forth in the related Stock Award Agreement, the Participant receiving a grant of or purchasing Common Stock shall thereupon be a stockholder with respect to all of the shares represented by such certificate or certificates and shall have the rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends and other distributions paid with respect to such shares.

(d)	The Committee, in its discretion, shall have the power to accelerate the date on which the restrictions contained in any Stock Award Agreement shall lapse with respect to any or all shares of Common Stock granted or sold under the Plan.

(e)	The Secretary of the Corporation shall hold the certificate or certificates representing shares of Common Stock issued under this Section 9 of the Plan on behalf of each Participant who holds such shares, whether by grant or sale, until such time as the Common Stock is forfeited, resold to the Corporation, or the restrictions lapse.

(f)	The Committee may prescribe such other restrictions, terms and conditions applicable to the shares of Common Stock issued to a Participant under the Plan that are neither inconsistent with nor prohibited by the Plan or any Stock Award Agreement, including, without limitation, terms providing for a lapse of the restrictions of this Section 9 or in any Stock Award Agreement, in installments.

(g)	Notwithstanding the provisions of subsections (b) and (e) above, the Corporation, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non–certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Corporation’s transfer agent; provided, however that following the lapse of all restrictions with respect to the shares granted or sold to a Participant, the Corporation, upon the written request of the Participant, shall issue, in the name of the Participant, stock certificates representing such shares.

10.	Stock Units. The Committee may, in its discretion, award Stock Units under the Plan to Participants hereunder. Each Stock Unit granted hereunder shall be subject to such terms and conditions as the Committee may determine at the time of grant, the general provisions of the Plan, the terms and conditions of the applicable Stock Unit Agreement and the following specific rules:

(a)	Grants of Stock Units to a Participant under the Plan shall be governed by a Stock Unit Agreement, which shall specify such terms and conditions, not inconsistent with the terms and conditions of the Plan, as the Committee shall determine.

(b)	Stock Units shall be denominated in an equal number of shares of Common Stock of the Corporation, as determined by the Committee, and shall be payable either in shares of Common Stock or in cash, as provided in the Stock Unit Agreement.

(c)	Any Stock Unit may provide that the Participant shall receive, on the date of payment of any dividend on Common Stock (or on such other date as specified in the Award Agreement) occurring during the period preceding payment of the Award, an amount in cash equal in value to the dividends that the Participant would have received had he been the actual owner of the number of shares of Common Stock designated by the Committee at the time of the Award.

(d)	The Corporation’s obligation to make payments or distributions with respect to Stock Units shall not be funded or secured in any manner.

(e)	The Committee may prescribe such other terms and conditions applicable to Stock Units granted to a Participant under the Plan that are neither inconsistent with nor prohibited by the Plan or any Stock Unit Agreement.

11.	Adjustment. In the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Corporation or any similar corporate transaction, the Committee or the Board shall make such adjustments as are necessary and appropriate to preserve the benefits or intended benefits of the Plan and Awards granted under the Plan. Such adjustments may include: (a) adjustment in the number and kind of shares reserved for issuance under the Plan; (b) adjustment in the number and kind of shares covered by outstanding Awards; (c) adjustment in the exercise price of outstanding Stock Options and Stock Appreciation Rights or the price of other Awards under the Plan; (d) adjustments to any of the share limitations set forth in Section 5 of the Plan; and (e) any other changes that the Committee or the Board determine to be equitable under the circumstances.

12.	Nontransferability. Except as provided below, each Award granted under the Plan to a Participant shall not be transferable by the Participant other than by will or the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant or, in the event of disability, by the Participant’s personal representative. In the event of the death of a Participant during employment or prior to the termination, expiration, cancellation or forfeiture of any Award held by the Participant hereunder, each vested Award theretofore granted to the Participant shall be exercisable or payable to the extent and to such persons as provided in, and in accordance with the terms of, the applicable Award Agreement.

13.	Change in Control.

(a)	The Committee may, in its discretion, at the time an Award is made hereunder or at any time prior to a Change in Control of the Corporation, provide for the acceleration of any time periods relating to the exercise or realization of such Awards so that such Awards may be exercised or realized as of the date of a Change in Control of the Corporation, including specifically that as of such date: (i) all outstanding Stock Options and Stock Appreciation Rights shall become fully vested and exercisable; (ii) all performance goals under any Award shall be deemed fully achieved; (iii) all outstanding Performance Shares shall become fully vested and distributable; (iv) all restrictions on outstanding Stock Awards shall lapse; and (v) all restrictions on outstanding Stock Units shall lapse and such Stock Units shall become fully vested and, in the case of Stock Units that are not subject to Code Section 409A, distributable. The Committee may, in its discretion, include such further provisions and limitations in the Award Agreement as it may deem equitable and in the best interests of the Corporation.

Provisions for acceleration and any further provisions and limitations included by the Committee pursuant to subsection (a) must satisfy the requirements of Code Section 409A and applicable regulations and other guidance promulgated thereunder so as to avoid the income tax, interest and penalty provisions of Section 409A.

(b)	A “Change in Control” shall be deemed to have occurred if:

(i)	any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)	the election to the Board of Directors of the Corporation, without the recommendation or approval of two-thirds of the incumbent Board of Directors of the Corporation, of the lesser of: (A) three directors; or (B) directors constituting a majority of the number of directors of the Corporation then in office, provided, however, that directors whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation will not be considered as incumbent members of the Board of Directors of the Corporation for purposes of this section; or

(iii)	there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other company, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), at least 60% of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the Corporation’s then outstanding securities; or

(iv)	the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

For purposes of the foregoing, the following definitions shall apply:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities with respect to which such Person has properly filed a form 13-G; “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefits plan of the Corporation or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

14.	Other Provisions.

(a)	Any Award under the Plan shall be subject to such other provisions as the Committee determines, including, without limitation, provisions for the installment purchase of Common Stock under Stock Options, provisions to assist the Participant in financing the acquisition of Common Stock, provisions for the forfeiture of, or restrictions on resale or other disposition of shares acquired under, any Award, provisions to comply with Federal or state securities laws and stock exchange requirements, provisions permitting acceleration of exercise or the lapse of restrictions in the event of death, disability or retirement, understandings or conditions as to the Participant’s employment in addition to those specifically provided for under the Plan, provisions for the forfeiture of Awards and/or the recoupment of all amounts received in connection with an award in the event of breach of noncompetition, nonsolicitation, or confidentiality agreements, restatement of the financial statements of the Corporation or Subsidiary or Business Unit thereof, misconduct, or the occurrence of risk based events or conditions identified by the Committee, or such other conduct or events as the Committee shall specify, during or following termination of employment, provisions permitting the deferral of the receipt of Awards for such period and upon such terms and conditions as the Committee shall determine, provisions giving the Corporation the right to repurchase shares acquired under any Award in the event the Participant elects to dispose of such shares, provisions requiring the achievement of specified performance goals, and provisions permitting acceleration of exercise upon the occurrence of specified events or otherwise in the discretion of the Committee.

(b)	Notwithstanding anything herein or in any Award Agreement to the contrary, provisions permitting the deferral of the receipt of Awards must satisfy the requirements of Code Section 409A and applicable regulations and guidance promulgated thereunder, including without limitation all deadlines for deferral elections, so as to avoid the income tax, interest and penalty provisions of Section 409A.

(c)	An Award that is subject to Code Section 409A shall not be distributable on account of retirement or termination of employment, unless the individual incurs a Separation from Service.

(d)

An Award that would otherwise be distributed to a Participant in a given calendar year may be delayed, in the Committee’s discretion, to the extent that the Committee reasonably anticipates that if the payment were made as scheduled the Corporation’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m). Awards not paid as a result of the above limitation shall be paid in the earlier of (i) the Corporation’s first taxable year in which the Committee reasonably anticipates that if the payment is made during such year the deduction of such payment will not be barred by application of Section 162(m), or (ii) the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year of the Corporation in which the Participant incurs a Separation from Service or the 15th day of the third month following the Participant’s Separation from Service.

(e) (i)	Anything in the Plan to the contrary notwithstanding, including without limitation Section 14(d), and subject to Treasury Regulation 1.409A-3(j)(4), as applicable, if as of the date a Participant incurs a Separation from Service, the Participant is a Key Employee, any distribution of an Award that is subject to the provisions of Code Section 409A to such Participant due to such Separation from Service that would otherwise be made during the six months following such Separation from Service shall be made on the date that is six months and one day following such Separation from Service.

(ii)	“Key Employee” means a Participant who is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i). The Corporation’s Key Employees shall be identified annually pursuant to Section 14(e)(iii).

(iii)	The Specified Employee Identification Date as defined in Treas. Reg. §1.409A-1(i)(3), to be used in determining Key Employees of the Corporation shall be September 30 of any calendar year. The January 1 of the calendar year next following that calendar year shall be the Specified Employee Effective Date, as defined in Treas. Reg. §1.409A-1(i)(4), for Participants identified as Key Employees on the immediately preceding Specified Employee Identification Date. Participants identified as Key Employees on a Specified Employee Identification Date (September 30) shall be treated as Key Employees under the Plan for the 12-month period beginning on the Specified Employee Effective Date (January 1) next following such Specified Employee Identification Date.

15.	Taxes. The Corporation shall have the right to deduct from any payment to be made under the Plan the amount of any taxes required by law to be withheld from such payment, or to require a Participant to pay to the Corporation such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of any cash in connection with any Award under the Plan. The Committee may, in its discretion and subject to such rules as it may adopt, permit a Participant to elect to satisfy such withholding obligations through cash payment by the Participant, the surrender of shares of Common Stock acceptable to the Committee which the Participant already owns or through the surrender of shares of Common Stock which the Participant is otherwise entitled to receive under the Plan.

16.	Amendment, Suspension or Termination of Plan. The Board may at any time amend, suspend or terminate the Plan as it deems advisable and in the best interests of the Corporation; provided, that no amendment, suspension or termination shall adversely affect the right of any Participant under any outstanding Award in any material way without the written consent of the Participant, unless such amendment, suspension or termination is required by applicable law. No amendment of the Plan shall be made without stockholder approval if stockholder approval is required by law, regulation or stock exchange rule. Anything in this Section 16 or elsewhere in the Plan to the contrary notwithstanding:

(a)	the Plan may be amended in any manner necessary to ensure that the Plan complies in all applicable respects with Code Section 409A; and

(b)	the Plan may not be amended in any manner that would cause the Plan to fail to comply in any applicable respect with Code Section 409A.

17.	No Contract of Employment. Neither the adoption of the Plan nor the grant of any Award under the Plan shall be deemed to obligate the Corporation or any Subsidiary to continue the employment of any Participant for any particular period, nor shall the granting of an Award constitute a request or consent to postpone the retirement date of any Participant.

18.	Effective Date.

(a)	The Plan was adopted by the Board on February 14, 2012 and became effective as of April 17, 2012 upon approval by the Corporation’s stockholders at the 2012 annual meeting of stockholders.

(b)	Notwithstanding anything to the contrary contained herein, no Awards shall be granted under the Plan on or after April 17, 2022.

19.	Applicable Law. All questions pertaining to the validity, construction and administration of the Plan and any Award Agreement, and all claims or causes of action arising under, relating to, or in connection with, the Plan or any Award granted under the Plan shall be determined in conformity with the laws of the State of Delaware, without regard to the conflict of law provisions of any state.

20.	Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Award” shall mean any award or benefit granted under the Plan, including, without limitation, Stock Options, Stock Appreciation Rights, Stock Awards, Stock Units and Performance Shares.

(b)	“Award Agreement” shall mean, as applicable, a Stock Option Agreement, Stock Appreciation Agreement, Performance Share Agreement, Stock Award Agreement, Stock Unit Agreement or such other agreement evidencing an Award granted under the Plan.

(c)	“Board” shall mean the Board of Directors of the Corporation.

(d)	“Change in Control” shall have the meaning set forth in Section 13(b) of the Plan.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f)	“Committee” shall mean the Compensation and Benefits Committee of the Board or such other committee of the Board as maybe designated by the Board from time to time to administer the Plan.

(g)	“Common Stock” shall mean the Common Stock of the Corporation.

(h)	“Corporation” shall mean Northern Trust Corporation, a Delaware corporation.

(i)	“Covered Employee” shall mean “covered employee” as that term is defined in Section 162(m) of the Code or any successor provision.

(j)	“Director” shall mean a director of the Corporation.

(k)	“Effective Date” shall mean April 17, 2012.

(l)	“Employee” shall mean an employee of the Corporation or any Subsidiary.

(m)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(n)	“Fair Market Value” shall mean the fair market value of the Common Stock, as determined by the Committee.

(o)	“Incentive Stock Option” shall mean an option granted under Section 6 of the Plan that meets the requirements of Section 422(b) of the Code or any successor provision.

(p)	“Non-Qualified Stock Option” shall mean an option granted under Section 6 of the Plan that is not an Incentive Stock Option.

(q)	“Participant” shall mean any Employee or Director selected to receive an Award.

(r)	“Performance Share” shall mean a Stock Unit or Stock Award that is subject to the attainment of performance goals described in Section 4(b) in order to qualify such Award as “performance-based compensation” within the meaning of Section 162(m) of the Code, as provided in Section 8.

(s)	“Plan” shall mean the Northern Trust Corporation 2012 Stock Plan. The Plan consists of two plans for purposes of Code Section 409A, one for Awards granted to individuals in their capacity as Employees and one for Awards granted to individuals in their capacity as Directors.

(t)	“Replacement Option” shall mean an option granted under Section 6(f) of the Plan.

(u)

“Separation from Service,” in the case of Awards made to an individual in his capacity as an Employee, shall mean that a Participant dies, retires or otherwise has a termination of employment with the Corporation. A termination of employment will be deemed to occur when the Corporation and the Participant reasonably anticipate that the level of bona fide services the Participant will perform for the Corporation (as an Employee or independent contractor, but not as a director) after a certain date will permanently decrease to less than 50 percent of the average level of bona fide services performed by the Participant for the Corporation (as an Employee or independent contractor, but not as a director) in the immediately preceding 36 months (or the full period of the Participant’s services to the Corporation if the Participant has been providing services to the Corporation for less than 36 months), determined in accordance with Treas. Reg. Sec. 1.409A-1(h). The employment relationship will be treated as continuing intact while the Participant is on a bona fide leave of absence (determined in accordance with Treas. Reg. Sec. 409A-1(h)) but (i) only if there is a reasonable expectation that the Participant will return to active employment status, and (ii) only to the extent that such leave of absence does not exceed 6 months, or, if longer, for so long as the Participant has a statutory or contractual right to reemployment. For purposes of this Section 20(t), references to the Corporation shall include the Corporation and any person with whom the Corporation is considered to be a single employer under

Section 414(b) of the Code and all persons with whom the Corporation would be considered a single employer under Code Section 414(c) substituting 50% for the 80% standard that would otherwise apply. For purposes of determining whether an Employee has incurred a Separation from Service under this Plan with respect to Awards made to him as an Employee, his services as a Director shall be disregarded. Separation from Service in the case of Awards made to an individual in his capacity as a Director shall mean the date on which the Director dies or otherwise terminates his or her membership on the Board. For purposes of determining whether a Director has incurred a Separation from Service under this Plan with respect to Awards made to him as a Director, his services as an Employee shall be disregarded.

(v)	“Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.

(w)	“Stock Award” shall mean a grant of shares of Common Stock under Section 9 of the Plan.

(x)	“Stock Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option granted under Section 6 of the Plan.

(y)	“Stock Unit” shall mean a grant of a right to receive shares of Common Stock or cash under Section 10 of the Plan.

(z)	“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Corporation or any entity in which the Corporation has a significant equity or other interest, as determined by the Committee in its discretion.

21.	The Stock Options, Stock Appreciation Rights, Performance Shares and Stock Awards granted under the Plan are intended to be exempt from, and the Stock Units granted under the Plan are intended to comply in all applicable respects with, the requirements of Code Section 409A, and the Plan and applicable Award Agreements shall be construed and administered so as to cause such Awards to be exempt from or comply with that Code section, respectively, as applicable. In addition, Incentive Stock Options granted under the Plan, are intended to comply in all applicable respects with the requirements of Code Section 422, and the Plan and Award Agreements shall be construed and administered so as to cause such Awards to comply with that Code section.

NORTHERN TRUST CORPORATION (the “Corporation”)

2012 STOCK PLAN

2012 UK INLAND REVENUE APPROVED ADDENDUM

1. Purpose

1.1	This Addendum to the Northern Trust Corporation 2012 Stock Plan (the “2012 Plan”) is for the benefit of employees of the Corporation or a Subsidiary, who are, or may become, resident in the United Kingdom.

1.2	The terms and conditions of this Addendum are established in order to ensure Stock Options granted under the 2012 Plan to Eligible Employee who are resident or may become resident in the United Kingdom, are granted under a share option plan approved under Schedule 4 of ITEPA (“Schedule 4”), to the extent that such Stock Options are specified as having been granted pursuant to this Addendum.

1.3	This Addendum should be read in conjunction with the 2012 Plan and is subject to the terms and conditions of the 2012 Plan except to the extent that the terms and conditions of the 2012 Plan differ from or conflict with the terms set out in this Addendum in which event the terms set out in this Addendum shall prevail.

1.4	This Addendum applies to the grant of Stock Options only and is not intended to apply to the grant of any other rights to acquire shares that may be granted under the 2012 Plan.

2. Definitions

2.1	For the purpose of this Addendum, where the context permits, the definition of words used in this Addendum shall be as stated in the 2012 Plan and in addition the following terms shall have the meanings listed below:

“Appropriate Period”	the period specified in Paragraph 26(3) of Schedule 4;

“Approved”	the meaning given by section 521(4) of ITEPA;

“Approved CSOP Scheme”	a CSOP scheme (within the meaning given by section 521(4) of ITEPA) which is Approved;

“Approved Market Value”	in relation to a Share on any day:

(A) i	f and so long as the Shares are listed on the New York Stock Exchange its Composite Tape closing market quotation (as reported in the Wall Street Journal midwest edition);

(B) i	f and so long as the Shares are listed on the London Stock Exchange, its middle market quotation (as derived from the Daily Official List); and

(C)	subject to (A) and (B) above, its market value, determined in accordance with Part VIII of the United Kingdom Taxation of Chargeable Gains Act 1992 and agreed in advance for the purposes of this Addendum with HMRC Shares and Assets Valuation;

“Approved Stock Option”	a Stock Option granted pursuant to this Addendum;

“Associated Company”	the meaning given by Paragraph 35(1) of Schedule 4;

“Control”	the meaning given in section 719 of ITEPA;

“Date of Grant”	the date on which an Approved Stock Option is granted;

“Dealing Day”	any day on which the NASDAQ Stock Exchange is open for the transaction of business;

“Eligible Employee”	any individual who at the Date of Grant is:

(A) an employee of a Participating Company; or

(B)	a director of a Participating Company who devotes substantially the whole of his working time to his duties and is required under the terms of his office or employment with a Participating Company to devote to his duties not less than 25 hours per week (excluding meal breaks); and

(C)	in either case, not precluded by Paragraph 9 of Schedule 4 (the “no material interest requirement”) from participating in this Addendum;

“Exercise Price”	the price per Share as determined by the Committee at which an Optionee may acquire Shares on the exercise of an Approved Stock Option;

“HMRC”	Her Majesty’s Revenue and Customs of the United Kingdom;

“ITEPA”	the United Kingdom Income Tax (Earnings and Pensions) Act 2003;

“Key Feature”	the meaning given by Paragraph 35(1) of Schedule 4;

“Optionee”	An Eligible Employee to whom an Approved Stock Option has been granted (or where the context requires his personal representatives);

“Optionee’s Employer”	in relation to an Optionee, the Subsidiary that is the Optionee’s employer, or any other person that is obliged to account for any Option Tax Liability;

“Option Tax Liability”	in relation to an Optionee, any liability of the Optionee’s Employer to account to HMRC or any other tax authority for any amount of, or representing, income tax or employee’s national insurance contributions or any equivalent charge in the nature of tax or social security contributions (whether under the laws of the UK or of any other jurisdiction) which may arise upon the exercise of, or the acquisition of Shares pursuant to, an Approved Stock Option;

“Participating Company”	(A) the Corporation; and

(B)	any other company of which the Corporation has Control and which is a Subsidiary of the Corporation and which the Committee shall select to participate for the time being in this Addendum. For the avoidance of doubt any company of which the Corporation does not have Control cannot be nominated as a Participating Company; and

“Shares”	Common Stock, with a par value of $1.66 2/3 per share, of the Corporation which satisfies Paragraphs 16 to 20 inclusive of Schedule 4.

2.2	Reference in this Addendum to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and shall include any regulations made thereunder. The United Kingdom Interpretation Act 1978 shall apply to this Addendum mutatis mutandis as if it was an Act of Parliament.

3. Eligibility

A UK individual shall not be entitled to be granted Approved Stock Options unless he is an Eligible Employee on the Date of Grant. Section 3 of the 2012 Plan shall be construed accordingly.

4. Grant	of Options

4.1	The Exercise Price must be stated at the time the Approved Stock Option is granted. Without prejudice to the provisions of Section 6(b) of the 2012 Plan, the Exercise Price must not be less than the Approved Market Value on the relevant Date of Grant.

4.2	If the Committee, under the powers conferred by Section 6(a) or any other provision of the 2012 Plan, determines the terms and conditions of any Approved Stock Option, such terms and conditions shall:

4.2.1	be objective, specified at the Date of Grant and set out in full in, or details given with, the written Stock Option Agreement; and

4.2.2	be such that rights to exercise such Approved Stock Options after the fulfillment or attainment of any terms and conditions so specified shall not be dependant upon the further discretion of any person; and

4.2.3	not be capable of amendment, variation or waiver unless events occur which cause the Committee to reasonably consider a waived, varied or amended term and condition a fairer measure of performance and would be no more difficult to satisfy.

4.3	No Approved Stock Option shall be granted to an Eligible Employee at any time if it would result in:

(i)	the aggregate Approved Market Value of the Shares (determined when the rights were obtained) which he may acquire in pursuance of Approved Stock Options; and

(ii)	the aggregate market value of shares (determined when the rights were obtained) which the Eligible Employee could acquire by the exercise of an option (which has neither lapsed nor been exercised) under any other Approved CSOP Scheme and in each case established by the Corporation, or any Associated Company;

exceeding or further exceeding £30,000 or, if different, such other limit contained from time to time in Paragraph 6 of Schedule 4, and “market value” in paragraph 4.3(ii) shall be construed consistently with that Paragraph 6. Section 5 of the 2012 Plan shall be construed accordingly.

4.4	The conversion rate to be used to determine the pound sterling equivalent of the US dollar price of the Shares will be the mid-market spot closing exchange rate as quoted in the Financial Times (or such other journal as the Committee may determine and agree in advance with HMRC Shares and Assets Valuation) published on the Date of Grant of the Approved Stock Option (or, if not a Dealing Day, the last preceding Dealing Day). The price will be such that the Approved status of this Addendum is retained.

4.5	If the Committee attempts to grant an Approved Stock Option which is inconsistent with paragraph 4.3, the Approved Stock Option will be limited and take effect on a basis consistent with the provisions of paragraph 4.3 of this Addendum. The Committee may call in the Stock Option Agreement for endorsement, replacement or cancellation (as appropriate), subject to the provisions of Section 5(f) of the 2012 Plan.

4.6	This Addendum shall not become effective and no Approved Stock Options shall be granted under it until it has been Approved.

4.7	Each Approved Stock Option shall be designated as such in the written and signed Stock Option Agreement which shall be issued to an Optionee as soon as practicable following the Date of Grant.

4.8	The dates on which an Approved Stock Option shall become exercisable shall be clearly stated in the Stock Option Agreement at the Date of Grant. The Committee shall have no discretion to shorten or lengthen the exercise schedule with respect to any or all Approved Stock Options except to the extent provided in the relevant Stock Option Agreements.

5. Exercise	of Options

The following paragraphs shall be added to Section 6 of the 2012 Plan to read as follows:

5.1	An Optionee may not exercise an Approved Stock Option if he is ineligible to participate in this Addendum by virtue of Paragraph 9 of Schedule 4 (the “no material interest” requirement).

5.2	An Approved Stock Option shall be exercised by the Optionee giving notice to the Corporation in writing on a form approved by the Corporation of the number of Shares in respect of which he wishes to exercise the Approved Stock Option accompanied by payment of the Exercise Price in respect of such Shares and shall be effective on the date of its receipt by the Corporation.

5.3	The Exercise Price payable upon exercise of an Approved Stock Option shall comprise entirely of cash, cheque or other form of cash transfer. Section 6(e) of the 2012 Plan shall be construed accordingly.

5.4	The Corporation shall use its best endeavours to ensure that the certificate of Shares covered by the exercise of an Approved Stock Option is delivered to the Optionee, or as the case may be, his personal representative, within 30 days of the date of exercise.

5.5	Shares issued pursuant to the exercise of an Approved Stock Option shall rank pari passu with Shares then in issue, except that they shall not rank for any right attaching to Shares by reference to a record date preceding the date of exercise.

5.6	No Stock Options may be exercised later than the tenth anniversary of the Date of Grant.

6. Variation	of Share Capital

Following a variation of share capital (as that phrase is used in Paragraph 22 of Schedule 4) any adjustment proposed under Section 11 of the 2012 Plan shall not be effective in relation to Approved Stock Options unless the prior approval of an officer of HMRC has been obtained for such adjustment. No adjustments pursuant to Section 11 of the 2012 Plan may be made to Approved Stock Options other than in relation to such a variation of share capital.

7. Change	of Control

7.1	Upon a Change in Control (as defined in the 2012 Plan), unless otherwise determined by the Committee at the Date of Grant and specified in a Stock Option Agreement, all outstanding Approved Stock Options shall become fully exercisable and all restrictions thereon shall terminate in order that Optionees may fully realise the benefits thereunder within such period as may be specified by the Committee, but which shall not exceed six months, from the Change in Control. To the extent that an Approved Stock Option is not so exercised, it will lapse. Section 13(a) shall be construed accordingly.

7.2	Notwithstanding Rule 7.1, if another company (the “Successor Company”):

7.2.1	obtains Control of the Corporation as a result of making a general offer to acquire the whole of the issued ordinary share capital of the Corporation (which is made on the condition such that if it is satisfied the Successor Company will have control of the Corporation); or

7.2.2	obtains Control of the Corporation as a result of making a general offer to acquire all the Shares in the Corporation which are of the same class as the Shares which may be acquired by the exercise of Approved Stock Options (ignoring any Shares which are already owned by it or a member of the same group of companies); or

7.2.3	obtains Control of the Corporation in pursuance of a compromise or arrangement sanctioned by the Court under section 899 of the United Kingdom Companies Act 2006 (“the 2006 Act”) or any local equivalent (that is agreed by HMRC to be closely comparable to the UK legislation) of the same; or

7.2.4	becomes bound or entitled to acquire Shares in the Corporation under sections 979 to 982 of the 2006 Act or the local equivalent (that is agreed by HMRC to be closely comparable to the UK legislation) of the same, then the Optionee may, by agreement with the Successor Company, at any time within the Appropriate Period, release any Approved Stock Option which has not lapsed (“the Old Option”) in consideration of the grant to him of an Approved Stock Option (the “New Option”) which (for the purposes of Paragraph 27 of Schedule 4) is equivalent to the Old Option but relates to shares in a different company (whether the Successor Company itself or some other company falling within Paragraph 27(2)(b) of Schedule 4). For this purpose, the New Option shall not he regarded as equivalent to the Old Option unless the conditions set out in Paragraph 27(4) of Schedule 4 are satisfied.

7.3	For the purposes of any application of the provisions of this Addendum, where any holder of an Approved Stock Option has released an Old Option, any New Option granted shall be regarded as having been granted at the same time as the Old Option. With effect from the date of release, the New Option shall be subject to the same provisions of this Addendum as applied to the Old Option except that the following terms have the meaning assigned to them in this paragraph and not the meanings elsewhere in the 2012 Plan or in this Addendum:-

“Committee” means the Committee of Directors of the company in respect of whose shares New Options have been granted or a duly appointed committee thereof;

“Corporation” means the company or in respect of whose shares new options have been granted; and

“Shares” means fully paid ordinary shares or common stock in the capital of the company over whose shares New Options have been granted and which satisfy the conditions specified in Paragraphs 16 to 20 of Schedule 4.

8. Transferability

For the purposes of this Addendum, subject to any rights of exercise by the Optionee’s personal representative as set out in the Stock Option Agreement, every Approved Stock Option shall be personal to the Optionee and may not be sold, transferred or disposed of in any way. Section 12 of the 2012 Plan shall be construed accordingly.

9. Termination	of Employment

9.1	If an Optionee dies, unless otherwise specified in the Stock Option Agreement his Approved Stock Option shall terminate within a period not exceeding one year following his death, but not later than the date the Stock Option expires pursuant to its terms. Section 12 of the 2012 Plan shall be construed accordingly.

9.2	If an Optionee’s employment terminates for any reason, his Approved Stock Option shall only be capable of exercise in accordance with any provisions specified in the Stock Option Agreement.

10. Taxation

10.1	The Optionee shall indemnify the Corporation and the Optionee’s Employer against any liability of any such person to account for any Option Tax Liability in relation to anything done in relation to an Approved Stock Option.

10.2	If in any jurisdiction an Option Tax Liability arises, then, unless either:

10.2.1	within the period of 30 days beginning with the date on which the Approved Stock Option is exercised, the Optionee’s Employer is able to withhold the amount of that liability from payment of the Optionee’s remuneration; or

10.2.2	the Optionee has indicated (either in the notice of exercise or in such other manner as the Committee may specify) that he or she will make a payment to the Corporation of an amount equal to the Option Tax Liability and the Optionee does, within 14 days of being notified by the Corporation of the amount of the Option Tax Liability, make that payment to the Corporation; or

10.2.3	the Optionee has authorized, (in the notice of exercise or in such other manner as the Committee may specify) the Corporation, to the extent necessary to reimburse the Optionee’s Employer, to sell as agent for the Optionee (at the best price which may reasonably be obtained at the time of sale) a sufficient number of the Shares acquired pursuant to that Approved Stock Option, and to procure the payment to the Optionee’s Employer out of the net proceeds of sale of those Shares (after deduction of all fees, commissions and expenses incurred in relation to that sale) of monies sufficient to satisfy the indemnity mentioned in paragraph 10.1, the Corporation shall, to the extent necessary to reimburse the Optionee’s Employer, have the right to sell as agent for the Optionee (at the best price which may reasonably be obtained at the time of sale) a sufficient number of the Shares acquired pursuant to that Approved Stock Option, and to procure the payment to the Optionee’s Employer out of the net proceeds of sale of those Shares (after deduction of all fees, commissions and expenses incurred in relation to that sale) of monies sufficient to satisfy the indemnity mentioned in paragraph 10.1.

11. Other	Amendments to the 2012 Plan

The 2012 Plan shall be deemed amended as follows for the purposes of construing this Addendum:

11.1	All references to Stock Appreciation Rights, Performance Shares, Stock Awards and Stock Units shall not apply (save to the extent that those terms are used in Section 5).

11.2	Section 6(d) shall be deleted.

11.3	Section 6(f) shall be deleted.

11.4	Section 11 shall only apply to this Addendum to the extent that any provisions made for Optionees do not prejudice its Approved status and the Corporation will inform HMRC if any provisions are made that so prejudice the status of the Addendum.

11.5	Section 14(a) shall only apply to this Addendum to the extent that any provisions so determined by the Committee do not prejudice its Approved status.

11.6	Section 14(d) shall be deleted.

11.7	Section 15 shall be deleted.

12. Amendment	of the Addendum or Plan

12.1	Subject to paragraph 12.2, the terms of this Addendum may be amended in accordance with the provisions of Section 16 of the 2012 Plan.

12.2	At any time after this Addendum is Approved, no amendment to a Key Feature of this Addendum, nor any amendment to any provision of the 2012 Plan or associated documentation (including the Stock Option Agreements used for the grant of Approved Stock Options) which is a Key Feature of the Approved CSOP Scheme constituted by this Addendum, shall take effect with respect to Approved Stock Options except to the extent that that amendment has been approved by an officer of HMRC (so long as the Addendum is to continue to be Approved). Section 16 of the 2012 Plan shall be construed accordingly.